Exhibit 2.3

CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (this “Agreement”) is dated as of                          , 20101, by and among Express Parent LLC, a Delaware limited liability company (the “Company”), Express Management Investors Blocker, Inc., a Delaware corporation (“EMIB”), Express Investment Corp., a Delaware corporation (“EIC”), Limited Brands Store Operations, Inc., a Delaware corporation (“LBSO”), and EXP Investments, Inc., a Delaware corporation (“EXP”). The Company, EMIB, EIC, LBSO, and EXP are collectively referred to herein as the “Parties” and each individually is referred to herein as a “Party.”

WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with Delaware Law, the board of managers of the Company deems it advisable to convert the Company from a Delaware limited liability company to a Delaware corporation to be named Express, Inc. (“Express”) (the “Conversion”) to facilitate the initial public offering of Express’ common stock, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement filed with the Securities and Exchange Commission (the “Initial Public Offering”);

WHEREAS, subsequent to the Conversion and pursuant to the terms of an Agreement and Plan of Merger, EIC, EMIB and Express Management Investors LLC, a Delaware limited liability company, will merge into Express (the “Mergers”);

WHEREAS, the Parties intend for the Conversion to be treated as a transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), the mergers of EIC and EMIB into Express to be treated as transactions governed by Section 368 of the Code, and the merger of Express Management Investors LLC into Express to be treated as a liquidation governed by Sections 731 and 732 of the Code; and

WHEREAS, the board of managers and the requisite equityholders of the Company (including the Parties hereto that are equityholders of the Company) have approved the Conversion, in accordance with the requirements of Delaware Law.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

[1]	For tax reasons, should be the day before the closing of the Mergers.

“Closing Date” means the date of the Closing.

“Delaware Law” means, collectively, the DGCL and the DLLCA.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Person.

“Transaction Documents” means this Agreement and the Exhibits attached hereto.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Certificate of Conversion	2.01(a)
Certificate of Incorporation	2.01(a)
Closing	2.02
Common Stock	Recitals
Company	Preamble
Company LLC Agreement	2.01(g)
Conversion	Recitals
Conversion Effective Time	2.01(a)
EIC	Preamble
EMIB	Preamble
EXP	Preamble
Express	Recitals
Initial Public Offering	Recitals
LBSO	Preamble
Parties	Preamble
Party	Preamble

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein”, and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written”, and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws”, or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE 2

THE CONVERSION

Section 2.01 The Conversion.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall cause to be filed with the Secretary of State of the State of Delaware (i) a certificate of conversion in the form of Exhibit A attached hereto (the “Certificate of Conversion”) providing for the Conversion, and (ii) a certificate of incorporation of Express in the form of Exhibit B attached hereto (the “Certificate of Incorporation”). The Conversion shall become effective at the time and date as provided under the DGCL and as specified in the Certificate of Conversion (the “Conversion Effective Time”). References to the Company from and after the Conversion Effective Time shall mean Express.

(b) The Conversion shall have the effects set forth under Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Conversion Effective Time, all the properties, rights, privileges, and powers of the Company shall vest in Express, and all debts, liabilities, and duties of the Company shall become the debts, liabilities, and duties of Express.

(c) The Certificate of Incorporation and bylaws of Express (in the form of Exhibit C attached hereto), as in effect as of the Conversion Effective Time, shall be the certificate of incorporation and bylaws of Express until thereafter amended in accordance with the provisions thereof and applicable Law.

(d) Subject to applicable Law, (i) the members of the board of managers of the Company as of the Conversion Effective Time shall be the members of the board of directors of Express and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal, and (ii) the officers of the Company as of the Conversion Effective Time shall be the officers of Express and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation, or removal.

(e) All of the equity interests of the Company outstanding as of immediately prior to the Conversion Effective Time shall, as of the Conversion Effective Time, by virtue of the Conversion and without any action on the part of any Party hereto or the holder thereof or any other Person, be canceled and extinguished and converted into the right to receive the Common Stock specified in Section 2.01(f). All of such outstanding equity interests of the Company when so converted, shall no longer be outstanding and shall automatically be canceled and the former holders thereof shall cease to have any rights with respect thereto, except the right to receive the Common Stock specified in Section 2.01(f).

(f) At the Conversion Effective Time, all the outstanding equity interests of Company immediately prior to the Conversion Effective Time shall, by reason of the Conversion, be converted into the number of shares of Common Stock of Express set forth opposite the name of the holder thereof on Exhibit D attached hereto. Neither any provision of the Transaction Documents nor the consummation of the transactions contemplated thereby will limit, impair or otherwise modify any vesting restrictions or repurchase rights with respect to any equity issued by the Company to any officer or employee of the Company, which vesting restrictions and repurchase rights shall continue to apply to the Common Stock of Express issued hereby to any such Persons until the expiration of such vesting restrictions and repurchase rights in accordance with their terms.

(g) As of the Conversion Effective Time, that certain Limited Liability Company Agreement of the Company, dated as of June 28, 2008 (as amended or otherwise modified from time to time, the “Company LLC Agreement”) shall be terminated and of no further force and effect, and no party thereto shall have any further rights, duties or obligations pursuant to the Company LLC Agreement, except that the following provisions of the Company LLC Agreement shall survive the Closing: (i) with respect to any tax matters relating to tax periods of the Company ending on or prior to the Closing, Sections 4.06, 4.07, 6.02, 6.04(a) and 6.04(b), and (ii) for the avoidance of doubt, the provisions of the Company LLC Agreement memorialized in the agreements set forth in Section 2.02(ii)(B) and (C) hereof. Notwithstanding the foregoing, the termination of the Company LLC Agreement pursuant to this Section 2.01(g) shall not relieve any party thereto from any liability arising in connection with any breach by such party of the Company LLC Agreement whether arising prior to or after the Conversion Effective Time.

(h) In consideration of the aforementioned termination of the Company LLC Agreement, upon consummation of the Initial Public Offering, Express, in its capacity as successor-in-interest to the Company, shall make a cash payment, by wire transfer of immediately available funds, to, at the direction of EXP and LBSO, either EXP, LBSO or a designee thereof, in the amount of $3,333,333.

Section 2.02 Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, Illinois 60654 on the date hereof. At the Closing:

(i) The Certificate of Conversion and the Certificate of Incorporation shall be filed pursuant to the terms of Section 2.01.

(ii) The Company shall obtain and deliver fully executed copies by each of the parties thereto of each of the following agreements: (A) that certain Termination Agreement to be dated as of the Closing Date among the Company and certain of its Subsidiaries and GGC Administration, LLC (in the form of Exhibit E attached hereto), (B) that certain Stockholders Agreement to be dated as of the Closing Date among Express and certain of its stockholders (in the form of Exhibit F attached hereto), and (C) that certain Registration Agreement to be dated as of the Closing Date among Express and certain of its stockholders (in the form of Exhibit G attached hereto).

(iii) Each of the Parties shall deliver such other documents, instruments and agreements as are required to be delivered by such Party at the Closing pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PARTIES OTHER THAN THE COMPANY

Each of the Parties other than the Company, severally and not jointly, represents and warrants to the Company as of the date hereof that:

Section 3.01 Corporate Existence and Power. Such Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 3.02 Corporate Authorization. The execution, delivery and performance by such Party of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority, as applicable, of such Party and have been duly authorized by all necessary corporate action on the part of such Party. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

Section 3.03 Governmental Authorization. The execution, delivery and performance by such Party of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than the Certificate of Conversion and the Certificate of Incorporation to be filed by the Company and any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a material adverse effect on such Party’s ability to consummate the transactions contemplated thereby.

Section 3.04 Noncontravention. The execution, delivery and performance by such Party of any of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of such Party or (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Party, except, in the case of clauses (a) or (b), for any such contravention, conflict or violation that would not have, individually or in the aggregate, a material adverse effect on such Party’s ability to consummate the transactions contemplated thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of the other Parties, as of the date hereof, that:

Section 4.01 Limited Liability Company Existence and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

Section 4.02 LLC Authorization. The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the limited liability company powers and authority of the Company and have been duly authorized by all necessary limited liability company action on the part of the Company. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or material notice to, any governmental body, agency or official other than: (1) the filing of the Certificate of Conversion and the Certificate of Incorporation; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

Section 4.04 Noncontravention. The execution, delivery and performance by the Company of any of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby do not and will not (i) violate or conflict with the certificate of formation (or other organizational documents) of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or (iii) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled under any provision of any agreement, contract or other instrument to which the Company is a party or by which the Company or its properties or assets are bound, except, in the case of clauses (i), (ii) or (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Transaction Documents.

ARTICLE 5

COVENANTS OF THE PARTIES

Each of the Parties hereto agrees that:

Section 5.01 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

Section 5.02 Public Announcements. Other than the Company, none of the other Parties hereto may issue any press release or make any public statement with respect to any Transaction Document or the transactions contemplated thereby.

Section 5.03 Tax Treatment. The Parties agree to treat, for U.S. federal income, state and local tax purposes, the Conversion as a transaction governed by Section 351 of Code, the mergers of EIC and EMIB into Express as transactions governed by Section 368 of the Code, and the merger of Express Management Investors LLC into Express as a liquidation governed by Sections 731 and 732 of the Code.

ARTICLE 6

SURVIVAL

Section 6.01 Survival. None of the representations and warranties of any of the Parties hereto contained in this Agreement shall survive the Closing Date, except that the representations and warranties contained in Section 3.01, Section 3.02, Section 4.01 and Section 4.02 shall survive until the latest date permitted by Law. Except as specifically set forth in the preceding sentence, no other representation or warranty of any party set forth in this Agreement will survive the Closing, and no party will have any rights or remedies after the Closing with respect to any misrepresentation of or inaccuracy in any such representation or warranty. Except as otherwise provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to EIC, to:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, California 94111

Attention: Stefan Kaluzny

Fax: (415) 983-2701

if to EMIB, the Company or Express, to:

c/o Express, Inc.

One Limited Parkway

Columbus, Ohio 43230

Attention: Chief Financial Officer

Fax: (614) 415-4000

if to LBSO or EXP, to:

c/o Limited Brands, Inc.

Three Limited Parkway

Columbus, Ohio 43230

Attention: Douglas L. Williams

Fax: (614) 415-7188

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Each such notice, request or other communication shall be effective (1) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (2) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 7.01.

Section 7.02 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.03 Expenses. Except to the extent otherwise expressly provided for in any of the Transaction Documents, all costs and expenses incurred by any Party in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing shall be paid by the Party incurring such costs or expenses.

Section 7.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 7.05 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 7.06 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated thereby shall be brought in the United States District Court or any Delaware state court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of any of the Transaction Documents shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto. No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

Section 7.09 Entire Agreement. The Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

Section 7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Conversion Agreement to be duly executed as of the day and year first above written.

EXPRESS PARENT LLC

By:
Name:
Title:

EXPRESS MANAGEMENT INVESTORS BLOCKER, INC.

By:
Name:
Title:

EXPRESS INVESTMENT CORP.

By:
Name:
Title:

LIMITED BRANDS STORE OPERATIONS, INC.

By:
Name:
Title:

EXP INVESTMENTS, INC.

By:
Name:
Title:

Exhibit A

(Certificate of Conversion)

See attached.

Exhibit B

(Certificate of Incorporation)

See attached.

Exhibit C

(Bylaws)

See attached.

Exhibit D

(Common Stock Issued in the Conversion)

See attached.

Exhibit E

(GGC Termination Agreement)

See attached.

Exhibit F

(Stockholders Agreement)

See attached.

Exhibit G

(Registration Agreement)

See attached.